CELL MEDX CORP.
74 N. Pecos Road, Suite D
Henderson, NV 89074
USA

December 4, 2015

CLAUDIO TASSI
C/Santiago 15-30
47001 Valladolid Spain

BIOFORMED AESTHETIC S.L.
C/Santiago 15-30
47001 Valladolid Spain

Dear Sirs:

Re:	Proposed Development Agreement and License Agreement among Cell MedX Corp. (“Cell MedX”), Claudio Tassi (“Tassi”) and Bioformed Aesthetic S.L. (“Bioformed”).
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This letter of intent (“LOI”) summarizes the mutual understandings and commitments in respect of a proposed transaction (the “Transaction”) among Cell MedX, Tassi and Bioformed whereby Cell MedX will engage Tassi and/or Bioformed to assist in the development of externally applied electrical neuromuscular and/or nerve stimulation devices (including, but not limited to microcurrent electrical neuromuscular stimulation (“MENS”) and transcutaneous electrical nerve stimulation (“TENS”) devices) to treat pain, wound healing, and other complications directly related to diabetes and other diseases and whereby Cell MedX will license from Tassi and Bioformed their respective intellectual property rights to any proprietary software or hardware related to the use, functioning, testing, or support of such devices. Cell MedX, Tassi and Bioformed agree to work together and in good faith to determine the definitive terms, and to enter into Definitive Agreements (as defined below) with respect to the Transaction.

All references to currency in this LOI are to U.S. dollars.

Development and License Agreement

1.
Cell MedX, Tassi and Bioformed will enter into a technology development and license agreement (a “Development and License Agreement”) whereby Tassi and Bioformed will agree to provide Cell MedX with services (the “Development Services”) for the development by Cell MedX of an electrical neuromuscular and/or nerve stimulation device or machine (whether for consumer or clinical use or otherwise) designed to treat pain, wound healing, blood pressure and other complications directly related to diabetes and other diseases (hereinafter referred to as the “Cell MedX Treatment”).

2.
Upon Cell MedX providing final approval of a prototype device for the Cell MedX Treatment (the “Approved Protoype”), Cell MedX will provide Tassi and Bioformed with a purchase order for additional prototypes. Tassi and Bioformed will ensure the production of 25 prototype devices for the Cell MedX Treatment based on the Approved Prototype including any software modifications agreed in good faith by both parties.

3.
Tassi and Bioformed will provide the Development Services for an initial term of 4 months commencing upon signing of this LOI and may be renewed on a month to month basis thereafter by mutual agreement of the parties.

4.
Any and all hardware designs or inventions, and any and all modifications or improvements to existing hardware designs or inventions, made by Tassi or Bioformed for the Cell MedX Treatment, and any intellectual property rights related thereto, will be owned by Cell MedX.  Any and all modifications or improvements to Tassi and Bioformed’s existing Bioquantica software made for purposes of the Cell MedX Treatment (such software modifications or improvements being hereinafter referred to as the “Genex AE” software) will also be owned by Cell MedX.

5.
The unmodified Bioquantica software and any modifications to the Bioquantica software made by Tassi or Bioformed for purposes other than the Cell MedX Treatment will remain the property of Tassi and Bioformed at all times.

6.
Tassi and Bioformed will grant to Cell MedX an exclusive worldwide license to use any proprietary software necessary, desirable or related to the use, functioning, testing or support of electrical neuromuscular and/or nerve stimulation devices or machines for the Cell MedX Treatment, including, but not limited to, any unmodified Bioquantica software (the “License”).  The License will also include any proprietary hardware, inventions or designs of Tassi and Bioformed not covered by paragraph 4 of this LOI but necessary, desirable or related to the use, functioning, testing or support of electrical neuromuscular and/or nerve stimulation devices or machines for the Cell MedX Treatment.

7.
The License will not include any rights to use the Bioquantica software or any other proprietary software, hardware, inventions, or designs of Tassi and Bioformed for any purpose other than the Cell MedX Treatment.  For greater clarity, Tassi and Bioformed shall be entitled to use or license the Bioquantica software or any other proprietary software, hardware, inventions, or designs owned by them for aesthetics, beauty or any other use unrelated to the treatment of pain, wound healing, blood pressure and other complications directly related to diabetes and other diseases.

8.	The License will extend for a term of 100 years from the effective date of the Development and License Agreement.

9.	In consideration for the Development Services and the License to be provided by Tassi and Bioformed under the Development and License Agreement:

(a)	Upon signing of this LOI, Cell MedX will pay Tassi and/or Bioformed a monthly consulting fee totaling $5,000 per month for the Development Services;

(b)	Upon execution of the Definitive Agreements (as defined below), Cell MedX will:

(i) issue to Tassi 3,000,000 shares in the common stock of Cell MedX; and

(ii)
grant to Tassi a royalty on the sale of each product incorporating or combining any proprietary software, hardware or inventions of Tassi or Bioformed subject to the License. The royalty rate will be negotiated by the parties, and is expected to be USD$200 per each device incorporating or combining any proprietary software, hardware or inventions of Tassi or Bioformed subject to the License.

10.	It is intended that the definitive Development Agreement will supersede and replace that eBalance Prototype Development Agreement between Tassi and Cell MedX dated effective October 1, 2015.

Management Consulting Agreement

11.
Upon execution of Definitive Agreements with respect to the License and the Development Agreement, Tassi will be appointed to Cell MedX’s Board of Directors and as Cell MedX’s Vice President of Manufacturing. Cell MedX and Tassi will negotiate the terms of a management consulting agreement with respect thereto.

Definitive Agreement

12.
Each of Cell MedX, Tassi and Bioformed will work diligently and in good faith during a period commencing on the date hereof and expiring 30 days thereafter to settle definitive agreements setting out the terms of the proposed Transaction (the “Definitive Agreements”).

Due Diligence

13.
Upon the execution of this LOI and expiring 30 days thereafter (the “Due Diligence Period”), each of Cell MedX, Tassi and Bioformed and their respective representatives shall be entitled to conduct and complete its due diligence investigations of the other party, including its financial condition, affairs and assets, and shall be provided full access to the business records, management contracts, commitments and other documentation of the other party for such purpose. The Due Diligence Period may be extended by written consent of all parties.

Exclusivity

14.
In consideration of the undertaking by Cell MedX of the costs and expenses in conducting due diligence and continuing negotiations, Tassi and Bioformed agree that, for a period of 30 days from the date of this LOI, they will not, without the prior written consent of Cell MedX:

(a)
seek or solicit, or engage anyone to seek or solicit, other suitors for, or negotiate with any other persons for, any sale, license or transfer of any proprietary software, hardware or inventions of Tassi or Bioformed;

(b)	sell, license, transfer, pledge or grant any interest in any proprietary software, hardware or inventions of Tassi or Bioformed; or

(c)	seek or solicit, or engage anyone to seek or solicit, other suitors for, or negotiate with any other persons for, any potential business combination or share or asset sale of Bioformed.

Confidentiality

15.
Any information concerning either of the parties and their respective affiliates which has been disclosed to the other party or its representatives, but has not been publicly disclosed, shall be kept strictly confidential and shall not be disclosed or used by the recipient thereof, whether or not the closing of the Transaction occurs, unless such party otherwise agrees in writing or unless disclosure is required in order for such party to comply with applicable laws or a court order.

16.
All such information in any form whatsoever, including, without limitation, copies thereof and derivative materials made therefrom will be returned to the party originally delivering them or, at the direction of such party, destroyed in the event that the Transaction is not completed.

Good Faith

17.
Cell MedX, Tassi and Bioformed agree to perform or cause to be performed all such acts and deeds as may be required to give full force and effect to the terms and provisions of this LOI, and to cooperate with each other and each other’s counsel and other professional advisors in the preparation, execution and delivery of any and all documents or instruments necessary to give full force and effect to the terms and provisions set out herein and in the Definitive Agreements and any other documents required to give effect hereto.

No Assignment

18.	The rights and obligations created by this LOI are not assignable by any party.

Counterparts

19.	This LOI may be executed in any number of counterparts or by electronic transmission, each of which will constitute an original and all of which together shall form one document.

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Not a Binding Agreement

20.
Paragraphs 12 through 20 of this LOI are binding on the parties. All other paragraphs of this LOI are non- binding and are intended only to outline the general terms of the proposed transaction, and do not extend any legal rights or obligations to either party until the Definitive Agreement is signed and delivered.

Please sign where indicated below to indicate your concurrence with our understanding.

Yours truly,

CELL MEDX CORP.

Per: /s/ Frank McEnulty
Title: President

Agreed this 4th  day of December     , 2015

/s/Claudio Tassi CLAUDIO TASSI	BIOFORMED AESTHETIC S.L. Per: /s/ Claudio Tassi Name: Claudio Tassi Title: CEO